Exhibit 10.1

Summary of

October 3, 2007 Stock Option Grants

and Restricted Stock Awards

For Certain Executive Officers

of Bakers Footwear Group, Inc.

The following table sets forth the number of options and amount of restricted stock awarded to Peter A. Edison, Mark D. Ianni, Joseph R. Vander Pluym and Stanley K. Tusman on October 3, 2007:

Name and Principal Position (1)	Restricted Stock Awards(2)	Shares of Common Stock Underlying Options(3)
Peter A. Edison	11,500	23,000
Chairman of the Board, Chief
Executive Officer & President

Stanley K. Tusman	7,500	15,000
Executive Vice President —
Inventory and Information
Management

Mark D. Ianni	10,000	20,000
Chief Merchandising Officer

Joseph R. Vander Pluym	10,000	20,000
Chief Operations Officer

(1)  Messrs. Edison, Ianni, Vander Pluym and Tusman are each a party to a written employment agreement with the Company and may be a party to other compensation arrangements with the Company that have been filed as exhibits to the Company’s Annual Report on Form 10-K or in other filings with the Securities and Exchange Commission. Bonuses under the Bakers Footwear Group, Inc. Cash Bonus Plan are determined by the Company’s Compensation Committee. The Company’s executive officers are also eligible to participate in the Bakers Footwear Group, Inc. 2003 Stock Option Plan, as amended, and the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, receive matching employer contributions to the Company’s 401(k) plan, participate in other employee benefit plans and receive other forms of compensation. The Company also pays premiums on a life insurance policy solely for the benefit of Mr. Tusman.

(2)   The restricted stock was issued pursuant to the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, with the following terms. The restricted stock fully vests on the fifth anniversary of the grant date, which is October 3, 2012. Restricted stock awards are generally forfeited if the recipient is terminated, with or without cause, prior to vesting. However, the Compensation Committee retains the discretion to vest in full, pro-rata, or not at all, restricted stock awards upon death, disability, retirement or otherwise. Messrs. Edison, Ianni, Vander Pluym and Tusman are entitled to (i) voting rights with respect to all of the restricted stock awarded, and (ii) cash dividends that may be paid by the Company with respect to all of the restricted stock awarded.

(3)  Each of the options was issued pursuant to the Bakers Footwear Group, Inc. 2003 Stock Bonus Plan, as amended, with the following terms. Each of the options vests in five equal annual installments beginning October 3, 2008. All such options expire ten years from the date of grant. Each of the options has an exercise price of $4.52 per share.